UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED - JULY 15, 2008

TIGER RENEWABLE ENERGY LTD.
(Exact name of Registrant as specified in its charter)

NEVADA	000-51388	84-1665042
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

6600, Trans-Canada
Suite 519
Pointe-Claire, Quebec H9R 4S2
Canada
(Address of principal executive offices)

(514) 771-3795
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As of July 15, 2008, Tiger Renewable Energy Ltd. (the “Company”) appointed Robert George Clarke as Chairman and member of the Company’s Board of Directors.

Since June 2000, Mr. Clarke has been Chairman and Chief Executive Officer of 7bridge Capital Partners, a private venture capital group in Hong Kong. On July 11, 2008, he was appointed as Chairman of the Board of Directors of EcoloCap Solutions Inc. Since mid 2001, Mr. Clarke has been based in Hong Kong and involved in private and public companies, with a particular emphasis on the development of China opportunities. Prior to moving to Hong Kong, Mr. Clarke was based in Vancouver, BC and played a key role in the start-up and financing of several Canadian and United States companies in the high technology and telecommunications sectors. Mr. Clarke served as a Director and as President and Chief Executive Officer of Waverider Communications Inc. from January 1997 to December 1997. He was a Director and Chairman of TEK Digitel Corp. from June 1998 until September 1999. Mr. Clarke also served as the Chairman of the Board of Directors of ePhone Telecom Inc. from April 1999 until July 2000, and again from December 2000 until December 2002. He served as ePhone’s Chariman for a portion of that time, and he also served as the Chief Executive Officer of ePhone from June 1999 to July 2000 and again from December 2000 to July 2002, and as President of that company for various periods between 1999 and 2001. Mr. Clarke was also Director and Chairman of the Board of Directors of Manaris Corporation (formerly C-Chip Technologies Corporation) from January 2003 to August 2006. Mr. Clarke was Chairman of Cardtrend International Inc. from October 1998 until January 2008, except for a period in 2004 and 2005. He also served as Chief Executive Officer of Cardtrend (then called Asia Payment Systems Inc.) from October 2005 until May 2006.

No decisions have been made yet regarding any committees of the Board of Directors on which Mr. Clarke will serve. At the present time, Mr. Clarke is not receiving any compensation for his services to the Company.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIGER RENEWABLE ENERGY LTD.

Date: July 17, 2008	By:	/s/ Claude Pellerin
Name: Claude Pellerin
Title: Secretary